UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 15, 2019

INNOPHOS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33124	20-1380758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

259 Prospect Plains Road, Cranbury, New Jersey		08512
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		609-495-2495

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2019, Innophos Holdings, Inc. (the “Company”) terminated the employment of Han Kieftenbeld, the Company’s Senior Vice President, Chief Financial Officer, effective March 15, 2019. Mr. Kieftenbeld’s termination is not related to any control issues or disagreements on the Company’s financial statement disclosures or accounting policies or practices. Pursuant to the terms of Mr. Kieftenbeld’s employment agreement, Mr. Kieftenbeld is eligible to receive 12 months of base salary continuation, target annual bonus for the period from March 15, 2019 to March 14, 2020, target annual bonus for the prorated period from January 1, 2019 to March 15, 2019, accelerated vesting of only his equity incentive awards that would have otherwise vested before March 15, 2020, and health insurance benefits through March 15, 2020. As required by the terms of his employment agreement, Mr. Kieftenbeld’s severance benefits are contingent upon his execution of a separation agreement including a general release of claims against the Company.

On March 15, 2019, the Company named Mark Feuerbach, age 60, as Interim Chief Financial Officer. Mr. Feuerbach has served as the Vice President, Investor Relations, Treasury, Financial Planning & Analysis of the Company since 2005. He previously served as Chief Financial Officer of the Company from August 2004 through April 2005, from June through September 2009, from July 2013 through February 2014 and from December 2015 to April 2016. Mr. Feuerbach joined Rhodia in 1989 and was Global Finance Director of Specialty Phosphates from 2000 to 2004, including a two-year assignment in the U.K. immediately following the purchase of the phosphates business of Albright & Wilson. Prior to this assignment, Mr. Feuerbach was the Finance Director of Rhodia’s North American phosphates business from 1997 to 2000, and he previously held various finance positions in a number of Rhodia’s businesses. Prior to joining Rhodia, Mr. Feuerbach held various accounting and finance positions in both manufacturing and service companies. Mr. Feuerbach earned a B.A. in Business Administration/Accounting from Rutgers College and an M.B.A. in Finance/Information Systems from Rutgers Graduate School of Management.

In connection with his appointment, Mr. Feuerbach entered into an amendment to his existing employment agreement providing for an annual base salary of $457,000 and an annual target bonus of 60% of annual base salary. Additionally, Mr. Feuerbach will receive a grant valued at 90% of his annual base salary pursuant to the Company’s Long Term Incentive Plan at the beginning of April when the Company issues its annual awards to all executives and senior level employees. Pursuant to his employment agreement, which was updated to reflect this new role, Mr. Feuerbach will serve until the Company has selected a permanent Chief Financial Officer and, as part of the Company’s succession plan, after a brief transition period, Mr. Feuerbach will depart the Company and receive severance benefits consistent with a termination without cause under his existing employment agreement.

Item 7.01 Regulation FD Disclosure.

On March 15, 2019, the Company issued a press release announcing the appointment of Mr. Feuerbach. The text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in response to this item.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release, dated March 15, 2019

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

March 15, 2019	By:	/s/ Joshua Horenstein
	Name:	Joshua Horenstein
	Title:	Senior Vice President, Chief Legal and Human Resources Officer and Corporate Secretary